Exhibit 10.2

FIRST AMENDMENT
TO
VERNON GENE HODGES EMPLOYMENT AGREEMENT

     THIS AMENDMENT, dated May 21, 2005, is made and entered into by and between McAfee, Inc., a Delaware corporation (formerly Networks Associates, Inc.) (the “Company”) and Vernon Gene Hodges, an individual (the “Executive”).

W I T N E S S E T H:

     WHEREAS, on or about December 3, 2001, Company and Executive entered an Employment Agreement (the “Agreement”); and

     WHEREAS, the parties desire to amend the Agreement in certain respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. Unless otherwise provided herein, capitalized terms used herein shall have the same meaning as provided in the Agreement.

     2. Modifications. The parties hereby amend the Original Agreement as follows:

(a) Section 6, Compensation, is amended as follows:

(i) Section 6(b) is amended to read in its entirety as follows:

Bonuses. Executive shall be eligible to earn a target bonus (the “Target Bonus”) according to the terms and conditions of the executive incentive bonus program (as the same may be amended by the Board of Directors of the Company from time to time) with respect to a Target Bonus measuring period. The phrase “Target Bonus measuring period” shall mean three months if the executive incentive bonus program provides for quarterly bonuses for Executive and twelve months if the executive incentive bonus program provides for annual bonuses or a combination of annual and more frequent bonuses.

(ii) Section 6(c)(i) is amended to read in its entirety as follows:

Termination For Any Reason. Notwithstanding Executive’s entitlement to severance benefits under certain circumstances discussed below in this Section 6(c), upon termination of Executive’s employment for any reason, the Company shall pay Executive all Base Salary and accrued but unpaid vacation earned through the date of termination, reimburse Executive for all necessary and reasonable expenses in accordance with Section 4 and continue Executive’s benefits under the Company’s then-existing benefit plans and policies for so long as required by applicable law. In addition, the Company shall also pay Executive a portion of the Target Bonus derived by multiplying Executive’s Base Salary by the then-current Target Bonus percentage (105% for 2005, payable annually) and multiplying the result by the quotient of (A) the number of days in the Target Bonus measuring period through the date of termination, divided by (B) the number of days in the Target Bonus measuring period. At the Company’s sole election and if allowed by law, in lieu of providing benefits under the Company’s then-existing benefit plans and policies for so long as required, the Company may pay Executive within thirty (30) days of Executive’s termination of employment with the Company a cash lump sum equal to the pre-tax cost to the Company of providing such benefits.

(iii) Section 6(c)(ii) is amended to read in its entirety as follows:

Termination Due to Total Disability, Death, Resignation for Good Reason and Involuntary Termination Other Than for Cause. If (A) Executive dies, (B) Executive resigns his/her employment with the Company due to a Total Disability, (C) Executive resigns his/her employment with the Company for Good Reason, or (D) Executive’s employment with the Company is terminated by the Company other than for Cause, then, subject to Executive executing, and not revoking, the Release of Claims attached hereto as Exhibit A with the Company and complying with Section 13 of this Agreement, (1) Executive shall receive payments equal to the sum of (A) Executive’s Base Salary for twelve months and (B) in addition to any portion of a Target Bonus paid pursuant to Section 6(c)(i), either (i) if Executive’s Target Bonus measuring period is quarterly, the Target Bonus for four quarters, or (ii) if Executive’s Target Bonus measuring period is annual, or a combination of quarterly and annual, Executive’s Target Bonus for twelve months; less applicable withholding, and otherwise in accordance with Section 6(c)(v), (2) the Company shall pay Executive cash equal to the pre-tax cost to the

Company of providing the portion of the group health, dental and vision plan continuation coverage premiums for Executive and his/her covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), that would have been paid by the Company were he/she still employed by the Company for twelve (12) months from the date of Executive’s termination of employment, and (3) all of Executive’s remaining unvested stock options and shares of restricted stock shall vest immediately, and, if applicable, the Company’s right to repurchase all of the same such shares immediately shall lapse.

(iv) Section 6(c)(iv)(2)(A) is amended to read in its entirety as follows:

the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Company or any Affiliate thereof immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(v) A new Section 6(c)(v) is hereby added to the Agreement, which new Section shall read in its entirety as follows:

Payments; Target Bonus. All payments due under Section 6(c)(ii) shall be paid as follows: (1) one-twelfth of the total amount due under Section 6(c)(ii) shall be payable on the last calendar day of the month in which Executive’s employment with the Company terminated, and (2) a like amount shall be payable on the last calendar day of each month thereafter until such amount is paid in full; provided, however, that if any payments due under Section 6(c)(ii) have not been paid by March 1 of the calendar year following the calendar year in which Executive’s employment with the Company terminated, then the remaining amounts due under Section 6(c)(ii) shall be immediately due and payable on that date. For purposes of the Target Bonus calculation under this Section 6(c) regarding Target Bonus measuring periods ending subsequent to the termination of Executive’s employment, the Target Bonus shall be deemed to be the same as for the Target Bonus measuring period during which Executive’s employment terminated, and the goals shall be deemed to be fully met.

(vi) Section 6(d) is amended to read in its entirety as follows:

Acceleration of Vesting of Option Upon a Change in Control. If Executive is employed by the Company on the date of a Change in Control, or if Executive is terminated without Cause prior to a Change in Control during the pendency of a merger agreement or tender offer which would result in a Change in Control, then, in addition to any other compensation and benefits provided under this Agreement, all of Executive’s remaining unvested stock options and shares of restricted stock shall vest immediately, and, if applicable, the Company’s right to repurchase the same such shares immediately shall lapse.

(vii) A new Section 6(f) is hereby added to the Agreement, which new Section shall read in its entirety as follows:

409A Applicability. It is not the parties’ intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (a “Deferred Compensation Plan”) In the event that this Agreement or any compensation payable under this Agreement (the “Payment”) is determined to be a Deferred Compensation Plan causing Executive to owe any additional federal income tax, the Company agrees to pay to Executive an additional sum (the “Gross Up”) in an amount such that the net amount retained by Executive after receiving both the Payment and the Gross Up and after paying: (i) any additional federal income tax on the Payment and the Gross Up, and (ii) any federal, state, and local income taxes on the Gross Up, is equal to the amount of the Payment. Notwithstanding the above, in the event payment of the Gross Up is or becomes the sole reason for this Agreement to be a Deferred Compensation Plan, the preceding sentence shall be void and no Gross Up shall be paid.

     (b) Recognizing the modifications to the business of the Company since the Agreement was entered, the phrase “network management software” is deleted from the first and fourth sentences of Section 13(a) and the second sentence is amended such that Section 13(a) reads in its entirety as follows:

Covenant Not to Compete. Upon Executive’s resignation for any reason after a Change in Control has occurred or termination by the Company for any reason after a Change in Control has occurred, Executive agrees that until the end of the twelve (12) month period following the date of the termination of his/her employment, Executive will not directly engage in (whether as an employee, consultant, proprietor, shareholder, owner, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management, or control of, any Subject Entity that is engaged in the design, development, marketing, distribution, or sale of anti-virus network security software or hardware anywhere in the world. For purposes of this Section 13, the term “Subject Entity” means any entity engaged in the design, development, marketing, distribution, or sale of anti-virus or network security software or hardware, including but not limited to the following entities: Cisco Systems (security business unit only), Computer Associates, Microsoft Corporation, Dr. Ahn’s, Fortinet, Fsecure, Internet Security Systems, Intrusion Inc., Juniper Networks, Inc., Panda, RSA, Secure Computing, Sophos, Sourcefire, Symantec, 3Com (including, but not limited to, its TippingPoint division), and Trend Micro or any successor of any of the foregoing. Executive understands and agrees that the Company may delete from, add to or otherwise amend the entities included in the preceding sentence as Subject Entities from time to time, and the company will provide written notice to Executive of any such deletion, addition or amendment. Notwithstanding the foregoing provisions to the contrary, nothing in this Section 13(a) shall prevent Executive from being employed by, or providing services to, any division or business unit of any Subject Entity if that division or business unit is not involved in the design, development, marketing, distribution, or sale of anti-virus network security software or hardware, as long as Executive has no responsibilities or duties for any division or business unit of such Subject Entity that is involved in the design, development, marketing, distribution or sale of anti-virus network security software or hardware. Ownership of less than 3% of the outstanding voting stock of a Subject Entity shall not constitute a violation of this Section 13(a).

     (c) A new Section 8 is hereby added to Exhibit A of the Agreement, which new Section shall read in its entirety as follows:

This Release does not extend to and shall not relieve the Company from any obligations incurred under Sections 6(e) or 6(f) of the Employment Agreement between the Executive and the Company dated December 3, 2001, as amended on May 21, 2005.

     3. Confirmation. Except as amended hereby, the Agreement is ratified and confirmed in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

McAFEE, INC.		EXECUTIVE

By:	/s/ Kent H. Roberts

Name:	Kent H. Roberts	/s/ Gene Hodges

Title:	EVP & General Counsel	Name: Vernon Gene Hodges

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